SECURITIES AND EXCHANGE COMMISSION
                     Washington, D.C.  20549




                            FORM 8-K

                         CURRENT REPORT



   Pursuant to Section 13 or 15(d) of the Exchange Act of 1934


Date of Report                 August 1, 1995
                       (Date of earliest event reported)




                SIMMONS FIRST NATIONAL CORPORATION
     (Exact name of registrant as specified in its charter)




Arkansas                  0-6253              71-0407808
(State or other         (Commission         (I.R.S. employer
jurisdiction of         file number)         identification No.)
incorporation
or organization)



501 Main Street, Pine Bluff, Arkansas           71601
(Address of principal executive offices)       (Zip Code)





                          (501) 541-1000
       (Registrant's telephone number, including area code)



ITEM 5.   OTHER EVENTS.

     The following is the text of a press release issued by the registrant at 3:05 P.M. Central Standard Time on July 31, 1995:


  SIMMONS FIRST COMPLETES ACQUISITION OF DERMOTT STATE BANK

     Pine Bluff -- J. Thomas May, president and chief executive officer of Simmons First National Corporation (SFNC), has announced the acquisition of DSB Bancshares, Inc. (DSBB). A definitive agreement was previously announced in April 1995, under the terms of which DSBB would be merged into SFNC.

     DSBB owns Dermott State Bank, Dermott, Arkansas, with consolidated assets of $19 millions as of June 30, 1995. Dermott State Bank will change its name to Simmons First Bank of Dermott and will continue its operations as a subsidiary of SFNC.

     Simmons First now owns four banks and conducts banking operations from 27 offices in 14 Arkansas communities.

     "We view this as a positive decision for our corporation and the customers of Dermott State Bank" May said. "We've been serving Southeast Arkansas since 1903 and this partnership is a natural extension for Simmons First.
Our unique products, expertise and size, coupled with their management, make for a good combination to serve the Dermott community."

     John M. Baxter, chairman of DSB Bancshares, Inc., noted that "Simmons First is recognized as a top regional bank, and we have had a long and rewarding relationship with them". He said, "The shareholders are proud to welcome Simmons First and appreciate their financial commitment to our community."

     Simmons First recently completed the acquistion of Dumas Bancshares, Inc., which added locations in Dumas, Gould, Grady and Star City.

     Simmons First National Corporation is an $800 million multibank holding company, with banks in Pine Bluff, Jonesboro, Lake Village and Dumas. The flagship bank, Simmons First National Bank, has loan production offices in Little Rock and Fayetteville, a mortgage company in Little Rock, and branches in Fort Smith, Springdale, Rogers and Bella Vista.

FOR MORE INFORMATION CONTACT:
Lawrence Fikes
Vice President/Marketing Group
Simmons First National Bank
(501) 541-1438
1-800-272-2213
FAX (501) 541-1045




                            SIGNATURES

     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.


                                        SIMMONS FIRST NATIONAL CORPORATION


Date: July 31, 1995                 By /s/ J. Thomas May
                                            J. Thomas May, President &
                                                 Chief Executive Officer